EX-99.B16
             SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS*

1. Average Annual Total Return (as of September 30,    1996    )

                  n
         P (1 + T) = ERV

Where:      P =  a hypothetical initial payment of $1,000
            T =  average annual total return
            N =  number of years
          ERV =  ending redeemable value at the end of the period

EXAMPLE:
One Year

     P =  1,000
     T =     +18.22%
     N =  1
   ERV =     $1,182.21

Five Year
     P =  1,000
     T =     +14.06%
     N =  5
   ERV =     $1,930.08

Ten Year
     P =  1,000
     T =     +13.07%
     N =  *
   ERV =     $2,851.33*

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*Since inception, March 21, 1988.

2. YIELD

               a - b     6
   Yield = 2 [(----- + 1) - 1]
               c x d

Where:  a = dividends and interest paid during the period
        b = expense dollars during the period (net of reimbursements)
        c = the average daily number of shares outstanding during the period d = the maximum offering price per share on the last day of the period
Example a =    $4,237,928.72
        b =    $352,840.72
        c =    73,149,575.72
        d =    $17.69
    Yield =    3.63%